UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2022

SCOUTCAM INC.

(Exact name of registrant as specified in its charter)

Nevada	333-188920	847-4257143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 7A, Industrial Park P.O. Box 3030, Omer, Israel	8496500
(Address of principal executive offices)	(Zip Code)

+972 73 370-4691

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2022, the Board resolved to appoint Mr. Yehu Ofer to serve as Chief Executive Officer of the Company, which appointment shall enter into effect on October 18, 2022. Below is a description of the relevant business experience for Mr. Ofer:

Mr. Ofer, 57, served as a colonel (now retired) in the IAF, commanding two operational squadrons before commanding “Wing 15”, the optic and electronic intelligence wing of the IAF. In his last position, Mr. Ofer served as Israel Defense Attaché to Italy, Greece, Serbia, and Croatia, where he oversaw the largest ever government-to-government transaction between Israel and Italy. Upon his retirement from the Israel Defense Forces in 2013, Mr. Ofer joined Elbit Systems Ltd. in its electro-optics unit as a technology development and program manager in airborne optic and laser solutions. Mr. Ofer also managed Elbit System’s aerospace division as VP of large-scale development programs and VP of the Brazil business unit. In his last position at Elbit Systems, Mr. Ofer served as VP of Global Business Development, Marketing and Sales, a position he held since 2020. Mr. Ofer holds an MBA from the University of Haifa, a Bachelor of Economics and Logistics (cum laude) from Bar Ilan University in Tel Aviv, and a degree from the National Security College in Tel Aviv.

In connection with the appointment of Mr. Ofer as the Company’s Chief Executive Officer, the Company entered into an Employment Agreement with Mr. Ofer that provides for the terms and conditions of his employment as the Company’s Chief Executive Officer. The agreement provides for a monthly base salary of NIS 70,000, subject to adjustments for inflation as announced from time to time in accordance with Israeli law. The agreement also provides that Mr. Ofer is entitled to receive an equity grant of options to purchase a total of 300,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.50 per share (the “Options”), which shall vest and become exercisable as follows: 33.33% of the shares covered by the Options on the first anniversary of his service as CEO, and 8.33% of the shares covered by the Options at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Furthermore, the Options will immediately vest upon the occurrence of the following (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of the common stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company or (iv) any merger, share exchange, consolidation or other reorganization or business combination if immediately after such transaction either (A) the persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity or (B) the persons who hold a majority of the voting capital stock of the surviving entity are not the persons who held a majority of the voting capital stock of the Company immediately prior to such transaction. Additionally, the Company agreed to pay Mr. Ofer both (i) a signing bonus in the aggregate amount of NIS 70,000 and (ii) an annual bonus pursuant to certain pre-determined measurable objectives agreed to with Mr. Ofer and approved by the Company’s Board of Directors by January 31 with respect to each calendar year (the “Bonus”), with the Company agreeing to recommend to the Board of Directors a grant of restricted stock in lieu of the Bonus through such time the Company is profitable and subject to meeting applicable objectives. In accordance with the terms of Mr. Ofer’s Employment Agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of the Company.

There are no other arrangements or understandings pursuant to which Mr. Ofer was appointed Chief Executive Officer. There are no family relationships among any of the Company’s directors, executive officers, and Mr. Ofer. Except for the Employment Agreement described above, there are no related party transactions between the Company and Mr. Ofer reportable under Item 404 of Regulation S-K.

Section 8 – Other Events

Item 8.01 Other Events.

On October 18, 2022, the Company issued a press release announcing the matters disclosed in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description of Exhibits

10.1	Employment Agreement, by and between Yehu Ofer and ScoutCam Ltd.
99.1	Press release dated October 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOUTCAM INC.

Date: October 18, 2022	By:	/s/ Tanya Yosef
	Name:	Tanya Yosef
	Title:	Chief Financial Officer